Exhibit 99.1

FOR IMMEDIATE RELEASE

BED BATH & BEYOND INC. REPORTS NET EARNINGS INCREASE OF 27.4% IN
FISCAL FOURTH QUARTER, 37.6% FOR FISCAL YEAR
STEVEN H. TEMARES, 44, PRESIDENT AND CHIEF OPERATING OFFICER, NAMED
CHIEF EXECUTIVE OFFICER; WARREN EISENBERG AND LEONARD FEINSTEIN,
CO-FOUNDERS, CONTINUE AS CO-CHAIRMEN
• 11th Consecutive Year of Record Earnings Since 1992 IPO
• Comparable Store Sales Increase by 4.1% in Fiscal Fourth Quarter, 7.9% in Fiscal Year

UNION, New Jersey, April 2, 2003 -— Bed Bath & Beyond Inc. today reported net earnings of $105.3 million ($.35 per share) in the fiscal fourth quarter of 2002 ended March 1, 2003, an increase of approximately 27.4% from the $82.7 million ($.28 per share) earned in the fiscal fourth quarter of 2001. Net sales for the fiscal fourth quarter of 2002 were $1.05 billion, an increase of approximately 19.4% from the fiscal fourth quarter of 2001. Comparable store sales of the Bed Bath & Beyond stores for the fiscal fourth quarter of 2002 increased by approximately 4.1% compared with an increase of approximately 11.9% in last year’s fiscal fourth quarter (which was the strongest fourth quarter comparable store sales increase in the Company’s history).

Net earnings for fiscal 2002 totaled $302.2 million ($1.00 per share), exceeding fiscal 2001 net earnings of $219.6 million ($.74 per share) by approximately 37.6%. Fiscal 2002 was the 11th consecutive year of record earnings since the Company’s 1992 IPO. Net sales for fiscal 2002 were $3.7 billion, an increase of approximately 25.2% from the prior fiscal year. Comparable store sales of the Bed Bath & Beyond stores for fiscal 2002 increased by approximately 7.9%, compared with an increase of approximately 7.1% in fiscal 2001.

Bed Bath & Beyond also announced today that Steven H. Temares, 44, President and Chief Operating Officer of the Company, will remain President and will also assume the additional title of Chief Executive Officer, and that Warren Eisenberg and Leonard Feinstein, who co-founded Bed Bath & Beyond in 1971, will continue in their capacity as full-time Co-Chairmen. These changes to the management structure are consistent with new standards for corporate governance, which endorse the separation of the positions of Chairman and Chief Executive Officer.

In announcing these actions, Messrs. Eisenberg and Feinstein stated “we are pleased to once again formally recognize Steven’s outstanding performance in managing the Company’s day-to-day activities dating back to his appointment, over six years ago, as Executive Vice President and Chief Operating Officer. We remain extremely confident that his leadership, combined with the efforts of the exceptional group of talented associates, managers and executives in our organization, will enable us to continue to achieve our objectives as one of the preeminent American retailers”.

Mr. Temares, a member of the Board of Directors, was named Executive Vice President and Chief Operating Officer in January, 1997 and was promoted to President and Chief Operating Officer in June, 1999. Mr. Temares joined Bed Bath & Beyond in 1992, and has also previously served as Director of Real Estate and General Counsel.

During the fiscal fourth quarter of 2002, 3 new Bed Bath & Beyond stores were opened. In addition, the relocation of one store was completed and one small store was closed. At the end of fiscal 2002, Bed Bath & Beyond Inc. operated 490 Bed Bath & Beyond stores in 44 states, including 95 new Bed Bath & Beyond stores (several of which were expected to open in fiscal 2003) which began operations during the year. Total store space of the Bed Bath & Beyond stores grew to approximately 17,255,000 square feet, an increase of approximately 2,531,000 square feet (17.2%) over total store space of approximately 14,724,000 square feet occupied by 396 Bed Bath & Beyond stores in 44 states operating at the end of fiscal 2001.

Harmon Stores, a health and beauty care retailer acquired for cash on March 5, 2002, ended the year with 29 stores in 3 states, representing an aggregate of approximately 197,000 square feet of store space.

Since the beginning of the current fiscal year on March 2, 2003, 6 new Bed Bath & Beyond stores have been opened. These openings bring the total number of Bed Bath & Beyond stores now in operation to 496 in 44 states.

* * * * * * * * *

Bed Bath & Beyond Inc. is a nationwide chain of retail stores. The Company’s Bed Bath & Beyond stores sell better quality domestics merchandise and home furnishings. Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard & Poor’s 500 Index, the NASDAQ-100 Index and the Forbes 500.

This press release may contain forward-looking statements. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, estimate, assume, continue, project, plan, and similar words and phrases. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors that may be outside the Company’s control. Such factors include, without limitation: general economic conditions, changes in the retailing environment and consumer spending habits; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; unusual weather patterns; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the ability to find suitable locations at reasonable occupancy costs to support the Company’s expansion program; and the cost of labor, merchandise and other costs and expenses. The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS (at 908/688-0888):

Ronald Curwin	Kenneth C. Frankel	Paula J. Marbach
Chief Financial Officer	Director of Financial	Investor Relations
and Treasurer	Planning	Ext. 4552
Ext. 4550	Ext. 4554	Fax: 908-810-8813

(Tables Follow)

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Earnings
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended

	March 1,	March 2,	March 1,	March 2,
	2003	2002	2003	2002

Net sales	$1,049,292	$879,055	$3,665,164	$2,927,962
Cost of sales	605,666	508,820	2,146,617	1,720,396

Gross profit	443,626	370,235	1,518,547	1,207,566
Selling, general and administrative expenses	275,185	238,158	1,038,490	861,466

Operating profit	168,441	132,077	480,057	346,100
Interest income	2,794	2,353	11,291	10,972

Earnings before provision for income taxes	171,235	134,430	491,348	357,072
Provision for income taxes	65,926	51,756	189,169	137,473

Net earnings	$105,309	$82,674	$302,179	$219,599

Net earnings per share — Basic	$0.36	$0.28	$1.03	$0.76
Net earnings per share — Diluted	$0.35	$0.28	$1.00	$0.74
Weighted average shares outstanding — Basic	294,236	291,061	292,927	289,877
Weighted average shares outstanding — Diluted	301,833	300,009	301,147	298,667

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands)

	March 1,	March 2,
	2003	2002

Assets
Current assets:
Cash and cash equivalents	$515,670	$429,496
Short term investment securities	100,927	—
Merchandise inventories	915,671	753,972
Other current assets	62,123	43,249

Total current assets	1,594,391	1,226,717

Long term investment securities	148,005	51,909
Property and equipment, net	423,907	361,741
Other assets	22,539	7,150

	$2,188,842	$1,647,517

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$362,965	$270,917
Accrued expenses and other current liabilities	246,198	190,923
Income taxes payable	71,008	49,438

Total current liabilities	680,171	511,278

Deferred rent and other liabilities	56,750	41,889

Total liabilities	736,921	553,167

Total shareholders’ equity	1,451,921	1,094,350

	$2,188,842	$1,647,517

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)

	Twelve Months Ended

	March 1,	March 2,
	2003	2002

Cash Flows from Operating Activities:
Net earnings	$302,179	$219,599
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	74,825	62,547
Amortization of bond premium	985	—
Tax benefit from exercise of stock options	31,176	31,980
Deferred income taxes	(13,291)	1,733
(Increase) decrease in assets, net of effect of acquisition:
Merchandise inventories	(145,789)	(147,268)
Other current assets	(7,927)	644
Other assets	190	206
Increase in liabilities, net of effect of acquisition:
Accounts payable	86,144	78,516
Accrued expenses and other current liabilities	52,891	62,123
Income taxes payable	20,378	17,450
Deferred rent and other liabilities	17,556	10,426

Net cash provided by operating activities	419,317	337,956

Cash Flows from Investing Activities:
Purchase of investment securities	(368,008)	(51,909)
Redemption of investment securities	170,000	—
Acquisition, net of cash acquired	(24,097)	—
Capital expenditures	(135,254)	(121,632)

Net cash used in investing activities	(357,359)	(173,541)

Cash Flows from Financing Activities:
Proceeds from exercise of stock options	24,216	25,753

Net cash provided by financing activities	24,216	25,753

Net increase in cash and cash equivalents	86,174	190,168
Cash and cash equivalents:
Beginning of period	429,496	239,328

End of period	$515,670	$429,496